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                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          AMYLIN PHARMACEUTICALS, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     (2)  Aggregate number of securities to which transaction applies:

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          pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
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     previously. Identify the previous filing by registration statement number,
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                                  Amylin logo

                            9373 Towne Centre Drive
                          San Diego, California 92121

     To Our Stockholders,

     Attached is a supplemental proxy for the annual meeting of Amylin Pharmaceuticals, Inc. on May 20, 1998. I am writing to request that you vote in favor of a special, Partial Stock Option Exchange Program for non-officer employees, as more fully explained in the enclosed proxy material.

     During the past few months, our Company has experienced several unexpected events. Most recently, in March of this year, we announced that Johnson & Johnson had notified the Company of its intent to terminate our collaboration to develop the Company's patented pramlintide invention for the treatment of people with diabetes. We responded to this surprise decision by reducing our workforce by 25%, significantly cutting our non-personnel expenses and, most recently, by implementing a salary deferral program. These actions, while supported by the Amylin team, have created an environment in which we are vulnerable to losing key employees to other companies. Headhunters are particularly active in times where companies experience destabilizing events, and we are no exception to this rule.

     We have historically used stock options as a significant component of our compensation program, both as an incentive to employees and to conserve salary costs. In addition, we have granted such options to all employees, not just to management. With the events of the last six months, many of these of these options which are held by non-officer employees have greatly reduced or no value in serving as an employee retention incentive. Nevertheless, we have not considered repricing any options until just recently. We have done so with maximum consideration of stockholder concerns regarding appropriate use of stock options, and as a result have carefully designed the Partial Stock Option Exchange Program described in your supplemental proxy to provide a balanced solution to our situation.

     A key element of this Partial Stock Option Exchange Program is a blackout period, which runs from inception to June 30, 1999. This date was selected because of its significance to the Company's stated goal of filing a European marketing application for pramlintide during the first half of 1999. Any employee who exchanges old options for new options must accept this blackout period during which any new options may not be exercised. This includes previously vested options that are exchanged. If an employee voluntarily leaves during the blackout period, he or she forfeits the right to exercise all options that were exchanged. We believe that the Partial Option Exchange Program will greatly assist the Company in retaining our key employees and therefore is strongly aligned with stockholder interests.

     The Board of Directors, in defining the parameters of the Program, decided to exclude from participation Executive Officers, Directors and consultants, and limited the shares eligible for exchange in certain other ways. Of the total 5.9 million options currently outstanding under our 1991 Stock Option Plan, only 1.2 million are eligible for exchange in the Program. This represents 20% of the outstanding options and less than 4% of the issued and outstanding shares of common stock of the Company.

     We hope you agree with the Board's decision and will vote to support Proposal 5 on the supplemental proxy. We would appreciate your promptly exercising your voting rights, and we apologize for the short time period for you to consider this important issue.

                                          Sincerely yours,

                                       LOGO
                                          JOSEPH C. COOK, JR.
                                          Chairman and Chief Executive Officer
                                          Amylin Pharmaceuticals, Inc.
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                          AMYLIN PHARMACEUTICALS, INC.
                            9373 TOWNE CENTRE DRIVE
                          SAN DIEGO, CALIFORNIA 92121

                         SUPPLEMENT TO PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 20, 1998

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed supplemental proxy (the "Supplemental Proxy") is solicited on behalf of the Board of Directors of Amylin Pharmaceuticals, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 20, 1998, at 3:30 p.m., local time (the "Annual Meeting"), or at any adjournment or postponement thereof. The Annual Meeting will be held at the offices of the Company, located at 9360 Towne Centre Drive, San Diego, California 92121. This proxy material is a supplement (a "Supplemental Proxy Statement") to the Company's Proxy Statement for use at the Annual Meeting that was mailed to stockholders of the Company on or about April 10, 1998 (the "Proxy Statement") and the accompanying Notice of Annual Meeting. This Supplemental Proxy Statement and the accompanying Supplemental Proxy should be read together with the Company's Proxy Statement, which is hereby incorporated into this Supplemental Proxy Statement by reference. The Company intends to mail this Supplemental Proxy Statement and accompanying Supplemental Proxy card on or about May 8, 1998 to all stockholders entitled to vote at the Annual Meeting.

     The following proposal is in addition to Proposals 1 through 4 presented to stockholders in the Proxy Statement. All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed Supplemental Proxy card as promptly as possible in order to ensure your representation at the meeting with respect to the following Proposal 5. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on March 20, 1998 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 20, 1998, the Company had outstanding and entitled to vote 32,453,364 shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive
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office, 9373 Towne Centre Drive, San Diego, California 92121, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

                                   PROPOSAL 5

                  APPROVAL OF PARTIAL OPTION EXCHANGE PROGRAM
                           FOR NON-OFFICER EMPLOYEES

     In 1996, in response to stockholder feedback, the Company's Board of Directors approved a policy regarding seeking shareholder approval for the repricing of stock options granted under the Company's 1991 Stock Option Plan. Despite a series of unexpected events over the last year which has driven our stock price lower, the Company has held to its determination not to reprice stock options, even though many options held by many employees were no longer of significant present value because the option exercise price per share was much higher than the price for Company stock on the open market. Unfortunately, events during the first few months of 1998 created unusual circumstances for the Company that required that the Board reconsider the issue of stock option repricing. The Board of Directors now believes it is in the best interests of the Company's stockholders to implement a partial option exchange program, the details of which are described below, in order to motivate employees to remain at the Company and provide an incentive for them to exert maximum efforts on behalf of the Company and its stockholders. In light of these circumstances, the Board of Directors has approved an amendment to its policy regarding stock option repricing and approved a partial option exchange program limited to options having a certain minimum price and limited to employees other than Executive Officers. Neither members of the Board of Directors nor Executive Officers of the Company are permitted to participate in the option exchange program and the Board has reaffirmed its policy not to reprice options granted to Executive Officers without prior stockholder approval.

     The Board of Directors believes that the Company is at a very important stage in development. During the past year there have been a number of significant developments at the Company and a number of important changes for employees. In August 1997, the Company reported that initial Phase III studies of pramlintide, its lead product candidate that was invented and patented by it for the treatment of diabetes, were not as strong as had been expected. In November 1997, the Company announced a delay in its expected market launch schedule for pramlintide. Most recently, in March 1998, the Company announced that Johnson & Johnson had provided notice of its intent to terminate its collaboration with the Company for the development and commercialization of the Company's pramlintide invention.

     In response to Johnson & Johnson's decision to terminate the pramlintide collaboration, the Company had to make a number of difficult decisions, including a decision to reduce the Company's workforce by approximately 25% in order to conserve the Company's financial resources. Thus, the workforce retained by the Company includes the most essential personnel required for the Company to achieve its most immediate goals of completing clinical trials for pramlintide and, if the data from these studies warrant, making filings for regulatory approval in Europe and the United States. Thus, the Company believes that retaining these employees is critical to the Company's potential success.

     In addition to implementing the workforce reduction, the Company had to take a number of other important actions to manage continued progress of its pramlintide development program, including cutting costs, postponing the initiation of non-pramlintide clinical trials, reducing the expenses of many non-pramlintide research programs, and implementing tighter budget management and cost controls.

     Additionally, in April of this year, the Company sought to further reduce costs by adopting a salary deferral program calling for employees to defer a portion of their compensation until mid-1999. Specifically, senior level employees were asked to defer at least 15% of their compensation into a salary deferral plan where the value of their future benefits from the plan will be determined based on the performance of the Company's stock price, and all employees were encouraged to participate in a special offering under the Company's existing Employee Stock Purchase Plan. These programs resulted in still further cost savings by the Company.

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     Although there is employee support for the steps taken by the Company to conserve its resources, these measures, including the reduction in staff, vigorous cost-cutting, and salary deferral programs, have all taken a toll on employee optimism.

     The Board of Directors believes that an option exchange program will stabilize the Company's workforce, encourage employees to achieve the Company's goals and enhance employee resolve.

     The market price for the Company's Common Stock has declined significantly since early 1997 from over $15.00 per share, putting many employees' options "underwater," i.e., without present value because the price of the Company's stock is lower that the option exercise price. On May 6, 1998, the closing price of the Company's Common Stock was $5.625 per share and as recently as March 25, 1998 the closing price of the Company's Common Stock was $2.656. Of the options to acquire approximately 5,900,000 shares of the Company's Common Stock outstanding under the Company's 1991 Stock Option Plan at May 6, 1998, over 1,200,000 have an exercise price of $5.625 or higher per share, with many options bearing exercise prices in excess of $14.00 per share. Accordingly, the exercise price that many employees would have to pay in order to exercise their options to buy stock substantially exceeds the current market price of $5.625 at which anyone could buy stock. The Board of Directors believes that such underwater or "out-of-the-money" stock options have significantly reduced retention value for employees and in fact undermine the purpose for which they were originally granted. Virtually all companies in the biotechnology industry use stock options to attract and retain outstanding employees, and it is important to recognize that there is substantial competition to obtain and/or retain skilled and experienced scientists and managers in the industry. Accordingly, stock option-based performance incentives are a particularly important part of a competitive overall compensation package for employees of the Company, and it is with these factors in mind that the Company has come to review the matter of stock option prices for options previously granted.

     The Board of Directors is concerned that the Company may be at risk of losing valued employees because a large number of the outstanding stock options are not providing incentives to the Company's employees, many of whom are critical to assisting the Company to achieve its most immediate goal of completing clinical trials of pramlintide in a timely manner. After careful consideration of the market conditions, employee turnover, employee spirit and the challenges and opportunities facing the Company, the Board of Directors believes that this situation is likely to be more damaging to the Company and its stockholders than the effect of an option exchange program. As a result, in the good faith judgment of the Board of Directors, it is in the best interests of stockholders of the Company to replace some "out-of-the-money" stock options with options having an exercise price reflecting the current fair market value of the Company's stock, thus restoring the opportunity for its non-Officer employees to receive value in the near term by building the Company and causing the market value of the Company to increase.

     The Company has worked to structure this partial option exchange program in such a manner as to align the interests of stockholders and employees. The principal components of the option exchange program, including the unique vesting feature it incorporates and the limitations on participation and the options which may be exchanged, are described below.

     The option exchange program approved by the Board of Directors is a partial program permitting only employees other than Executive Officers of the Company to exchange certain of their outstanding out-of-the-money options for new options to acquire an equal number of shares at an exercise price equal to the closing price for the Company's stock on the date the offers of employees to exchange such options are accepted by the Company; provided, that such optionees agree to a blackout period through June 30, 1999 with respect to such repriced options. This blackout means that the repriced options cannot be exercised prior to June 30, 1999. As a result, if an employee who elects to participate in the repricing voluntarily leaves the Company prior to June 30, 1999, he will lose the right to exercise any of the options that were repriced, even if the options were fully vested prior to the repricing.

     The vesting cliff provided by the blackout period is an important element of the partial option exchange program. The June 30, 1999 date was selected by the Board of Directors because of its significance to the Company's pramlintide development program. Earlier this year, the Company announced that it planned to accelerate, to the first half of 1999, the planned filing of the pramlintide European marketing application for

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the treatment of people with type 1 diabetes. Thus, the Company believes that employees who elect to participate in the option exchange program will be encouraged to remain with the Company at least through the end of that important period, and that will play a major role in assisting the Company in its effort to achieve key milestones for employees and stockholders alike.

     The price of the new stock options will be the fair market value of the Company's Common Stock on the date of acceptance of employee exchange offers approved by the Board of Directors, April 24, 1998. Options for a total of 972,000 shares of the Company's Common Stock have been offered for exchange by employees under the partial option exchange program.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting is requested to approve the option exchange program. Abstentions will be counted toward the tabulation of votes counted and will have the same effect as negative votes, while broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 5

                                 OTHER MATTERS

     Except for the matters previously presented in the Proxy Statement and this Supplemental Proxy Statement, the Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          LOGO
                                          Joseph C. Cook, Jr.
                                          Chairman of the Board
                                          and Chief Executive Officer

May 7, 1998

     A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, AMYLIN PHARMACEUTICALS, INC., 9373 TOWNE CENTRE DRIVE, SAN DIEGO, CALIFORNIA 92121.

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                          AMYLIN PHARMACEUTICALS, INC.

             SUPPLEMENTAL PROXY SOLICITED BY THE BOARD OF DIRECTORS
        FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 1998

        The undersigned hereby appoints Joseph C. Cook, Jr., and Bradford J. Duft, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Amylin Pharmaceuticals, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company located at 9360 Towne Centre Drive, San Diego, California, 92121, on Wednesday, May 20, 1998, at 3:30 p.m., local time, and at any and all continuations, adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

        UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 5, AS MORE SPECIFICALLY DESCRIBED IN THE SUPPLEMENTAL PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

        MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 5.

PROPOSAL 5:  To ratify the Company's implementation of a Partial Option Exchange
             Program for Non-Executive Officers of the Company under the 1991 Stock Option Plan.

                 [ ] FOR       [ ] AGAINST      [ ] ABSTAIN

                                       DATED _____________________________, 1998


                                       _________________________________________
                                       Signature(s)


                                       Please sign exactly as your name appears
                                       hereon. If the stock is registered in the
                                       names of two or more persons, each should
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                                       name and have a duly authorized officer
                                       sign, stating title. If signer is a
                                       partnership, please sign in partnership
                                       name by authorized person.

                PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY
                IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE
                     PREPAID IF MAILED IN THE UNITED STATES.

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